                                                                   EXHIBIT 10.27

Certain confidential information contained in this document, marked by brackets, is filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.



June 25, 1999

David Galloway
President
Torstar Corporation
One Yonge Street, Toronto,
Ontario, Canada, M5E 1P9

RE:     WOMEN.COM / HARLEQUIN

Dear Mr. Galloway:

        This letter agreement (the "Agreement") sets forth the agreement between Women.com Networks, LLC, a Delaware limited liability company with offices at 1820 Gateway Drive, Suite 150, San Mateo, California 94404 ("Women.com"), Torstar Corporation, an Ontario corporation with offices at One Yonge Street, Toronto, Ontario, Canada, M5E 1P9 ("Torstar"), and Harlequin Enterprises Limited, an Ontario corporation and a wholly-owned subsidiary of Torstar with offices at 225 Duncan Mill Road, Don Mills, Ontario, Canada, M3B 3K9 ("Harlequin"), with respect to (1) the production and hosting of a Web site to be located at www.harlequin.com or some alternative address (the "Site") on Women.com's Network and (2) the offer of stock of Women.com Networks, Inc. to Torstar (collectively, the "Transactions"). This Agreement is intended to confirm the understandings that have been reached by Women.com, Torstar and Harlequin regarding the Transactions and is binding on the parties. It is anticipated that the parties will enter into supplemental agreements (the "Supplemental Agreements") within sixty (60) days relating to the production, operation, maintenance, hosting and marketing of the Site. All rights and obligations of Women.com under this Agreement will be assumed by Women.com Networks, Inc. upon the consummation of the roll-up of Women.com into Hearst HomeArts, Inc., a Delaware corporation, in connection with the merger of Women.com Networks, a California corporation, into Hearst HomeArts, Inc. (to be renamed Women.com Networks, Inc. upon the consummation of the merger). After consummation of the merger, references to Women.com shall be deemed to refer to Women.com Networks, Inc. The terms and conditions of the Agreement are as follows:

1. BACKGROUND. Torstar publishes romance fiction paperbacks through Harlequin and wishes to launch the Site to use the Internet and the World Wide Web (the "Web") to market and sell its products. Women.com maintains a proprietary network of related Web sites and plans to add additional sites (the "Network") - with a gateway to such network located at www.women.com - and owns or licenses a wide array of content and tools, including interactive content and tools, targeted to the interests and concerns of women. Accordingly, Women.com has substantial expertise in the design and development of interactive Web sites and communities. Women.com will produce, operate, maintain, host and market the Site as part of the Network (all as more fully described below). Women.com Networks, Inc. will offer shares of its stock to Torstar as set forth below.

2.      THE SITE.

        (a) LOCATION. The Site will be located at www.harlequin.com or some alternative address (the "Site URL"). The Site URL and all matters relating to the Site will continue to be owned by Harlequin. All pages of the Site will reside on a Network server paid for and maintained by Women.com.

        (b) PRODUCTION. Women.com and Harlequin will work in cooperation with each other on the creative development and operation of the Site. Approval of Harlequin will be required for all decisions relating to style, content, look and feel and other portions of the Site and use of any Harlequin Content outside of the Site on the Network. Harlequin reserves the right to initiate editorial changes to the Site. Additional responsibilities of Women.com related hereto will be set forth in the Supplemental Agreements. Harlequin agrees that the Romance.net site will be incorporated into the Site as appropriate, and will not be run as a separate site after the launch of the Site. Women.com will use its commercially reasonable efforts to launch the Site on or before October 31, 1999, but will launch the fully operational version of the Site no later than December 31, 1999, assuming that no material delays are caused by Harlequin. During the term of this Agreement, Harlequin will pay Women.com US$750,000 per year for developing, producing, operating, maintaining and hosting the Site, and all expenses associated therewith shall be borne by Women.com. Once launched, Women.com shall be fully responsible for operating, maintaining, revising and fixing problems associated with the Site. The Site shall be operational and accessible 24 hours a day 7 days a week, except for periodic scheduled maintenance times and for rare outages not the fault of Women.com. The Site shall be kept current and revised reasonably regularly. Additional obligations of Women.com regarding the Site production will be set forth in the Supplemental Agreements. Harlequin reserves the right to program manage the community elements of the Site and author relations.

        (c) INTEGRATION INTO NETWORK. The Site will be included within the Network. Visitors to the Site may access the Site through the Site URL or through the Network. All pages of the Site will include the Women.com navigation bar. The Site's content will be used by Women.com to build a channel relating to romance (the "Channel"). The name of the Channel will be determined by Women.com in its sole reasonable discretion. This Channel shall be the exclusive section within the Women.com site and the Network primarily relating to romance. Harlequin.com will be the premier content provider within the Channel. For purposes of the foregoing, "premier content provider" means the provider of a majority of the content on the Channel. The parties will incorporate, where appropriate, links between the Site and the Network.

        (d) MARKETING. Women.com will use its commercially reasonable efforts to market the Site and maximize traffic to the Site in a manner at least as favorable as other sites in the Network. Women.com will be responsible for marketing the Site online via the Network and through its online distribution relationships. Women.com will promote the Site on the Network. At a minimum, Women.com will promote the Site on the Network wherever all Hearst magazine sites are listed or promoted (e.g. the navigation bar). For the first two years after the launch of the Site, Harlequin will use commercially reasonable efforts to promote the Site and Women.com on a co-branded basis with Harlequin in every one of its North American romance books (subject to any required approval from authors) and in 20 million direct mail pieces (subject to testing as to effectiveness). In the event the co-branding promotion in any year is less than seventy five percent (75%) of Harlequin's North American books, then the two-year commitment will be extended an additional year. Torstar will link to the Site from its corporate site. Upon launch of the Site, the Romance.net URL will point to the Site URL. Harlequin reserves the right to promote the Site itself online and offline.

        (e) MEMBERSHIP. The Site will use and be part of the Women.com universal registration. All users that register for the Site ("Site Registrants") will automatically become registered users of Women.com. The parties will agree as to the type of information to be solicited from Site Registrants. Women.com will contact its registered users via email or member newsletter at least four times per year with information or promotion related to the Site. Within the universal registration process, the Site will receive equal treatment to the individual Hearst magazine titles with regard to registration. The information concerning the Site Registrants shall be deemed co-owned by the parties, but Women.com may only use the names and information itself to market to Site Registrants and may not sell, license or swap the names of Site Registrants with any third party and must use the Site Registrant Information consistent with the Site's Privacy Policy to be developed. Harlequin may use the information regarding Site Registrants in any manner it determines appropriate, provided that (i) it may use the information for online marketing purposes only with respect to the Site and (ii) it shall use the information consistent with the Site's Privacy Policy to be developed.

        (f) METRICS. For purposes of third party Internet industry traffic and usage measurement metrics (e.g., Media Metrix), all Site page views and visitors shall be attributed solely to Women.com.

        (g) ADVERTISING. Women.com will have the exclusive right to sell advertisements, site sponsorships and other promotions ("Ads") on the Site. Harlequin may sell Ads, subject to Women.com's approval for all transactions, which approval shall not be unreasonably withheld or delayed. Women.com shall use its reasonable commercial efforts to maximize revenues from Ads on the Site. Women.com will pay Harlequin a royalty on gross revenues (net of taxes and uncollectable amounts) from Ads on the Site as follows: [*] in years one and two, [*] in year three and [*] thereafter. Women.com does not guarantee a minimum level of Ad revenues to Harlequin. For the purposes of this Agreement, commerce affiliate revenues will be included in revenues from Ads. In the event that

* Certain confidential information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                Harlequin Content is used in other areas of the Network other than the Site, Harlequin will be entitled to its share of associated Ad revenues. The following categories of Ads (or sites linked from Ads) are not acceptable on the Site or the
                Network: .advertisements for tobacco, gambling or firearms, advertisements that would violate any applicable law, regulation or third party right; advertisements or sites containing pornographic or sexually explicit material, links to pornographic sites; advertising that is degrading or demeaning to women or that promotes violence or abuse of women; advertising or sites encouraging illegal activity or racism, sites providing instructions or discussions about illegal activities; sites that promote or utilize software or services designed to deliver unsolicited e-mail; sites with products or advertisements that are offensive or inappropriate; or any advertising that has resulted or could result in legal liability or adverse publicity to Women.com as a result of such advertising being offensive, inaccurate, defamatory, libelous or slanderous or involving potential infringement of third party's intellectual property rights. No Ads may be sold on the Site to a competitor of Torstar identified in Section 6.

        (h) E-COMMERCE. Harlequin will be responsible for the execution of all elements of Harlequin book sales on the Site, including merchandising, billing, delivery of books to purchasers, and related customer service. Harlequin will pay Women.com a [*] royalty (net of shipping, taxes, handling charges, returns, and uncollectable amounts) for all Harlequin books purchased in North America from the Site and a [*] royalty (net of shipping, taxes, handling charges, returns, and uncollectable amounts) for all Harlequin books purchased outside North America from the Site. Notwithstanding the foregoing, Women.com will receive a [*] royalty on revenues (net of shipping, taxes, handling charges, returns and uncollectable amounts) from the first paid month of Harlequin Reader Service Memberships (as that term is currently used by Harlequin) generated from the Site (excluding persons responding to offline direct marketing efforts and members purchasing Harlequin subscriptions who had previously purchased a subscription within the 12 month period prior to the new subscription purchase). Women.com will receive a [*] royalty on gross income (net of shipping, taxes, handling charges, returns, and uncollectable amounts) from merchandise sales (excluding books) in the Site's store. Harlequin will pay Women.com a [*] royalty on premium content services from the Site (e.g. writing workshops), net of direct costs. Harlequin Site purchases will be billed and shipped separately by Harlequin.

        (i) OTHER REVENUES. Allocation of revenues not contemplated herein will be determined in the Supplemental Agreements.

3. PURCHASE AND SALE OF STOCK. Women.com Networks, Inc. agrees to offer to sell to Torstar the lesser of (1) one million two hundred fifty thousand (1,250,000) shares of common stock (the "Common Stock") of Women.com Networks, Inc. at a per share price

* Certain confidential information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

        equal to the per share price to the public (the "Purchase Price") of the Common Stock sold pursuant to a registration statement on Form S-1 (No. 333-78363) (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the initial public offering of Women.com Networks, Inc. (the "Initial Public Offering"), or (ii) that number of shares of the Common Stock of Women.com Networks, Inc. which could be purchased at the Purchase Price for $14,500,000. The purchase, if made, will be pursuant to the Registration Statement, and the prospectus contained therein, entitling Torstar to all rights under applicable securities laws as a purchaser of Women.com Network, Inc.'s Common Stock. Torstar agrees not to sell, pledge, hypothecate or otherwise transfer any shares purchased under the Registration Statement for a period of one (1) year following the date the Registration Statement is declared effective pursuant to an agreement (the "Lock-up Agreement") with Women.com and its managing underwriters to such effect. The Lock-up Agreement shall provide that Torstar shall be released from the Lock-up Agreement upon (1) the proposed sale of Women.com pursuant to a tender offer made to Women.com's stockholders or an executed agreement of merger, reorganization or otherwise in which the stockholders prior to such sale will hold less than 50% of the shares outstanding after such sale, or some other proposed sale of the Company announced by Women.com or Hearst, (2) the consent of Women.com and the managing underwriters (provided the consent of the managing underwriters shall only be required during the initial six (6) months of the lock-up period) and
        (3) such other events as may be agreed to in the Lock-up Agreement.


4. BOARD SEAT. If Torstar purchases, pursuant to Section 3 above, at least 1,250,000 shares of Common Stock or $14,500,000 of Common Stock, whichever is less, Mr. Galloway, as a designee of Torstar, will be appointed to the Board of Directors of Women.com Networks, Inc. effective one day after the closing of the Initial Public Offering, for a Class II director term. During the term of this Agreement, Women.com Networks, Inc. agrees to nominate Mr. Galloway, as a Torstar designee, to the Board of Directors of Women.com Networks, Inc. at all elections of the Class II members of the Board of Directors and to recommend to its stockholders the election of Mr. Galloway, all subject to the fiduciary obligations of the Board. In the event Mr. Galloway is unable to serve as director after his appointment, Torstar may designate another director or executive officer of Torstar or Harlequin or any other person reasonably acceptable to the Board of Directors of Women.com Networks, Inc.

5. LICENSE. As part of the Supplemental Agreements, the parties are expected to agree upon the terms and conditions of the license of Harlequin Content to Women.com for the transactions contemplated herein, and the terms and conditions of license of Women.com Content for the Site.

        The "Harlequin Content" means the Content (as defined below) that is proprietary to Harlequin or its affiliates or third party licensors, which Content Harlequin provides for inclusion on the Site. The "Women.com Content" means the Content (as defined below) that is proprietary to Women.com or its affiliates or third party licensors. "Content" means the text, pictures, html, sound, video, graphical elements and other data contained in any Web site, including all trademarks, trade names, service marks, trade dress, logos, URLs, or identifying slogans of a party, whether or not registered. "Derivative Work" is original Content contained on the Site or the Network that is based upon Harlequin Content, such as a translation, musical arrangement, dramatization, fictionalization, motion picture version, sound recording, art reproduction, abridgment, condensation, or any other form in which a work may be recast, transformed, or adapted. All Harlequin Content and Derivative Works, together with all other Content on the Site or relating primarily to the Site that is not Women.com Content will be deemed solely owned by Harlequin. Any Content (together with any other copyrightable matters) developed or prepared for the Site by Women.com will be deemed "work for hire" and owned solely by Harlequin.

6. EXCLUSIVITY. During the term of this Agreement, Harlequin will not enter into any relationship substantially of the kind set forth herein with any of the following companies: iVillage, Oxygen Media and CondeNast (the "Women.com Competitors"). In addition, during the term of this Agreement, (1) Torstar, Harlequin or any affiliates under their control will not establish or operate an Internet or Web site that substantially competes with the Site, and (2) Torstar will not make an equity investment in any Women.com Competitor, provided that Torstar may, directly or indirectly, purchase or hold no more than one percent (1%) of the outstanding equity securities of a Women.com Competitor. During the term of this Agreement, Women.com will not enter into a marketing, distribution, content, or other strategic relationship with any of the following companies as such relationship relates to romance or romance-related topics: Avon Books, Bantam Doubleday Dell, Berkeley Books, Doubleday Bookclub, Harper Collins, Leisure Books, Penguin, Putnam, Pocket Books, St. Martin's Press, Warner Books and Zebra Books.

7. TERM AND TERMINATION. The Agreement shall have a term of four (4) years that commences on the date hereof (the "Initial Term"). Following the Initial Term, this Agreement shall automatically renew for additional one-year terms (each a "Renewal Term"), until such time as either party terminates the Agreement upon written notice to the other parties given no less than ninety (90) days prior to the end of the Initial Term or any Renewal Term, as applicable. In the event that Women.com, on the one hand, or Torstar or Harlequin, on the other hand, materially breaches this Agreement, the other party may terminate this Agreement by providing the breaching party with no fewer than thirty (30) days notice of termination; provided, that in the event of breaches capable of cure, the breaching party shall have the right to cure the default within such period (or such longer period as then non-breaching party may agree to in writing) and thereby forestall termination of this Agreement. If the default is not cured within such thirty (30) day period, the non-breaching party may terminate this Agreement by providing the breaching party with no fewer than thirty (30) days notice of termination. In addition, Harlequin may terminate this Agreement upon at least ninety (90) days written notice to Women.com upon either of the following events:

        (a) The loss of Women.com's rights to the Hearst magazine content under the Magazine Content, License and Hosting Agreement by and between Women.com and Hearst Communications, Inc., dated January 27, 1999.

        (b) If within two (2) years after the launch of the Site, the number of Site Registrants is less than 700,000. If Harlequin terminates pursuant to this Section 7(b), then Harlequin shall pay to Women.com an amount equal to the sum of the prior calendar year's: (1) revenues from Ads on the Site (less royalties paid to Harlequin pursuant to Section 2(g)); and (2) book royalties paid to Women.com pursuant to the first sentence of Section 2(h).

        In addition, Women.com, on the one hand, and Torstar or Harlequin, on the other hand, may terminate this Agreement upon the institution of proceedings for the other party to be adjudicated a bankrupt or insolvent, or the consent by the other party to institution of bankruptcy or insolvency proceedings against it or the filing of a petition or answer or consent seeking reorganization or release under the Federal Bankruptcy Act, or any other applicable Federal or state law, or the consent by the other party to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official or of any substantial part of its property, or the making by the other party of an assignment for the benefit of creditors, or the admission in writing by the other party of an assignment for the benefit of creditors, or the admission in writing by the other party of its inability to pay its debts generally as they become due or the taking of corporate action by the other party in furtherance of any such actions.

        Upon proper notice of termination given by any party, the parties agree to cooperate in good faith to effect an orderly transition of the Site in a manner to allow Harlequin to independently operate the Site, subject to Harlequin obtaining any third-party licenses necessary to operate the Site.

8. OBLIGATIONS UPON TERMINATION. Upon termination of this Agreement for any reason:

        (a) Women.com shall cease use of, and shall deliver to Harlequin, all Harlequin Content and other Content deemed to be solely owned by Harlequin pursuant to Section 5 above.

        (b) Women.com shall provide Harlequin a non-exclusive license to use Women.com proprietary code, technology or software necessary to operate the Site. Such license shall be free of charge for a period of six (6) months following termination, and thereafter shall be licensed to Harlequin on commercially reasonable terms for a period of up to three (3) years from termination.

        (c) The parties shall comply with any additional obligations relating to post-termination matters as may be set forth in the Supplemental Agreements.

        (d) No party shall use, sell, license or trade the co-owned Site Registrants list to promote the competitors of the other parties as defined in Section 6 for a period of five (5) years from termination.


9.      WARRANTIES.


        (a) WARRANTIES OF ALL PARTIES. Each party to this Agreement represents and warrants to the other parties that:


                (i) such party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder;

                (ii) the execution of this Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement to which such party is a party or by which it is otherwise bound;

                (iii) when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms; and

                (iv) such party acknowledges that the other party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement.

        (b) HARLEQUIN WARRANTIES. Harlequin hereby warrants to and for the benefit of Women.com that Harlequin shall not provide any Harlequin Content to Women.com that: (a) infringes on any third party's copyright, patent, trademark, trade secret or other proprietary rights or rights of publicity or privacy; (b) violates any law, statute, ordinance or regulation (including without limitation the laws and regulations governing export control); (c) is defamatory, trade libelous, unlawfully threatening or unlawfully harassing; (d) is obscene or pornographic or contains child pornography; (e) violates any laws regarding unfair competition, antidiscrimination or false advertising; or (f) to the best of Harlequin's knowledge, contains any viruses, trojan horses, worms, time bombs, cancelbots or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information .

        (c) WOMEN.COM WARRANTIES. Women.com hereby warrants to and for the benefit of Harlequin that Women.com shall not use any Content (excluding Harlequin Content) or operate the Network or the Site in any manner that (a) infringes on any third party's copyright, patent, trademark, trade secret or other proprietary rights or rights of publicity or privacy; (b) violates any law, statute, ordinance or regulation (including without limitation the laws and regulations governing export control); (c) is defamatory, trade libelous, unlawfully threatening or unlawfully harassing;
                (d) is obscene or pornographic or contains child pornography;
                (e) violates any laws regarding unfair competition, antidiscrimination or false advertising; or (f) to the best of Women.com's knowledge, contains any viruses, trojan horses, worms, time bombs, cancelbots or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information.

        (e) REMEDIES. Each party agrees that its sole and exclusive remedy for a breach of any warranty made by the other party pursuant to this Section 9 shall be indemnification as set forth in Section 10 hereof.

10.     INDEMNIFICATION.

        (a) HARLEQUIN INDEMNITY. Harlequin agrees to defend, indemnify and hold harmless Women.com and its directors, officers, agents and employees from and against any and all claims, suits, damages, losses, costs, liabilities, expenses and fees (including without limitation reasonable attorneys' and expert witnesses' fees) incurred or arising from (a) any breach of the warranties set forth in Section 9, (b) any Harlequin Content, or (c) e-commerce conducted on the Site (other than due to the fault of Women.com). Women.com may, at its own expense, participate in any defense or settlement negotiations with respect to any claim to which it is entitled to indemnification with counsel of its own choosing. Harlequin agrees not to enter into any settlement of any claim without the prior written consent of Women.com, which consent shall not be unreasonably withheld or delayed.

        (b) WOMEN.COM INDEMNITY. Women.com agrees to defend, indemnify and hold harmless Harlequin and its directors, officers, agents and employees from and against any and all claims, suits, damages, losses, costs, liabilities, expenses and fees (including without limitation reasonable attorneys' and expert witnesses' fees) incurred or arising from (a) any breach of the warranties set forth in Section 9, (b) any Content (excluding Harlequin Content) created, developed, published or distributed by Women.com (c) the manner in which Women.com uses any of the Harlequin Content on the Network, other than on the Site and (d) e-commerce problems on the Site due to the fault of Women.com or e-commerce conducted elsewhere on the Network . Harlequin may, at its own expense, participate in any defense or settlement negotiations with respect to any claim to which it is entitled to indemnification with counsel of its own choosing. Women.com agrees not to enter into any settlement of any claim without the prior written consent of Harlequin, which consent shall not be unreasonably withheld or delayed.

11. LIMITATIONS ON LIABILITY/DISCLAIMERS OF WARRANTIES. IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING BUT NOT LIMITED TO SUCH DAMAGES ARISING FROM TORT, INCLUDING NEGLIGENCE AND STRICT LIABILITY, BREACH OF CONTRACT OR WARRANTY), INCLUDING WITHOUT LIMITATION DAMAGES FOR INTERRUPTED COMMUNICATIONS, LOST DATA OR LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF (OR KNOWS OR SHOULD KNOW OF) THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY.

12. LIAISON. Each party shall appoint an individual to act as a primary point of contact for the other party with respect to all activities and issues arising under this Agreement.

13.     CONFIDENTIAL INFORMATION.

        (a) DEFINITION. "Confidential Information" as used in this Agreement shall mean any and all technical and non-technical information of a party (the "Disclosing Party") to this Agreement (including, without limitation, patents, copyrights and works of authorship, trade secrets, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, and software source documents) related to the current, future and proposed business, products and services of such party, and its suppliers and customers, and includes, without limitation, information concerning development, design details and specifications, engineering, customer lists, business forecasts, sales, and marketing plans and any other similar information or data which is disclosed to the other party (the "Recipient") or to which the Recipient otherwise gains access as a result of performing under this Agreement. "Confidential Information" also includes proprietary or confidential information of any third party that may disclose such information to the Disclosing Party in the course of the Disclosing Party's business. Confidential Information does not include information, technical data or know-how which: (i) is in the Receiving Party's possession at the time of disclosure as shown by the Receiving Party's files and records immediately prior to the time of disclosure; (ii) before or after it has been disclosed to the Receiving Party, enters the public domain, not as a result of any action or inaction of the Receiving Party; (iii) is approved for release by written authorization of the Disclosing Party; (iv) is disclosed to the Receiving Party by a third party not in violation of any obligation of confidentiality; or (v) is independently developed by the Receiving Party without reference to the Disclosing Party's Confidential Information.

        (b) USE AND DISCLOSURE. The Receiving Party agrees not to use the Confidential Information of the Disclosing Party for any purpose except to the extent necessary to fulfill its obligations under this Agreement. The Receiving Party agrees not to copy, alter, modify, disassemble, reverse engineer or decompile any of the materials comprising Confidential Information, unless permitted in writing by the Disclosing Party. The Receiving Party agrees not to disclose the Confidential Information to any third parties or to any of its employees, contractors or agent except those of whom who have a need to know the Disclosing Party's Confidential Information to enable the Receiving Party to fulfill its obligations under this Agreement; provided, that such parties shall be made aware that such Confidential Information is confidential to the Disclosing Party and shall be under a written contractual restriction on nondisclosure and proper treatment of Confidential Information that is consistent with and no less restrictive than the terms of this Section 13. Notwithstanding the foregoing, the Receiving Party may disclose the Disclosing Party's Confidential Information to the extent required by a valid order of a court or other governmental body or by applicable law; provided, however, that the Receiving Party will use all reasonable efforts to notify the Disclosing Party of the obligation to make such disclosure in advance so that the Disclosing Party will have a reasonable opportunity to object to such disclosure. The Receiving Party agrees that it shall treat the Confidential Information with the same degree of care as it accords its own Confidential Information of a similar nature; provided that in no event shall the Receiving Party exercise less than reasonable care to protect the Disclosing Party's Confidential Information. The Receiving Party agrees to advise the Disclosing Party in writing of any misappropriation or misuse by any person of the Disclosing Party's Confidential Information of which the Receiving Party may become aware. The Receiving Party will not communicate any information to the Disclosing Party in violation of the proprietary rights of any third party.



        (c) RETURN OF MATERIALS. Any Confidential Information furnished to the Receiving Party, and all copies thereof, at the earlier of the Disclosing Party's request, or the termination of the business relationship between the Disclosing Party and the Receiving Party, at the Disclosing Party's option, will either be: (i) promptly returned to the Disclosing Party; or (ii) destroyed by the Receiving Party (with the Receiving Party providing written certification of such destruction to the Disclosing Party).

14. MISCELLANEOUS. This Agreement sets forth the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes any and all oral or written agreements or understandings between the parties as to the subject matter hereof. This Agreement may be changed only by a writing signed by both parties. No party may assign this Agreement or any of its rights or delegate any of its duties here under this Agreement without the consent of all other parties, provided that (i) Women.com may assign its rights and obligations to Women.com Networks, Inc. in connection with the merger described in the introductory paragraph of this Agreement, (ii) Harlequin or Torstar may assign its rights and obligations to any subsidiary or affiliate of Torstar or Harlequin provided that such assignee continues to perform all obligations of Torstar or Harlequin under this Agreement, or (iii) any party may assign this Agreement in connection with the sale or transfer of substantially all the assets or stock of the party, or merger, reorganization or similar transaction in which control of the corporation is transferred. All notices, demands and other communication hereunder must be in writing or by written telecommunications and will be deemed to have been duly given: (a) if mailed by certified mail, postage prepaid, on the date three (3) days from the date of mailing,
        (b) if delivered by overnight courier, when received by the addressee or if sent by confirmed telecommunication, one business day following receipt by the addressee at the addresses set forth above, or such other address as the party may specify in writing. In the event that any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the remaining provisions shall remain in full force and effect. The parties' rights and obligations will bind and inure to the benefit of their respective successors, heirs, executors and administrators and permitted assigns. The parties are independent contractors, and no agency, partnership, joint venture or employee-employer relationship is intended or created hereby. This agreement will be construed in accordance with the laws of the state of California without regard to its conflict of law principles, and the parties consent to the exclusive jurisdiction of the state and federal courts having jurisdiction over San Mateo County, California. Announcements or press releases concerning this Agreement shall be subject to the approval of all parties.

15. SUPPLEMENTAL AGREEMENTS. With respect to matters that are to be covered in the Supplemental Agreements, Women.com agrees that Harlequin will receive terms, covenants, representations and other rights at least as favorable as those granted to Hearst or Rodale, taken as a whole ; provided, however, that the terms of this Agreement shall govern in any case where this Agreement conflicts with the terms of the agreements between Women.com and Hearst or Women.com and Rodale.

Very Truly Yours,

WOMEN.COM NETWORKS, LLC



By: /s/ Marleen McDaniel
   -------------------------------
          Marleen McDaniel
          President & CEO

ACCEPTED AND AGREED:

TORSTAR CORPORATION                      HARLEQUIN ENTERPRISES LIMITED



By: /s/ David Galloway                   By: /s/ David Galloway
   -------------------------------          -------------------------------
Name:   David Galloway                   Name:   David Galloway
     -----------------------------            -----------------------------

Title:                                   Title:
      ----------------------------             ----------------------------